SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement
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☑	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant § 240.14a-12
LodgeNet Interactive Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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3900 West Innovation Street
Sioux Falls, South Dakota 57107

March 31, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of LodgeNet Interactive Corporation. The meeting will be held on Wednesday, May 12, 2010, at 9:00 a.m., Central Daylight Time, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

At the meeting, we will be electing three directors and considering the ratification of PricewaterhouseCoopers LLP as our independent registered public accountant for the year ending December 31, 2010.

As we did last year, we are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite receipt of proxy materials while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. I encourage you to review carefully the Notice of Annual Meeting and Proxy Statement.

I hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, I urge you to vote your shares to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Sincerely,

Scott C. Petersen
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Item 1. ELECTION OF DIRECTORS
Corporate Governance and Committees of the Board of Directors
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Officers
Compensation Discussion and Analysis
SUPPLEMENTARY COMPENSATION POLICIES
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Executive Compensation
AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE
AUDIT AND NON-AUDIT FEES
CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS
PERFORMANCE GRAPH
Item 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ANNUAL REPORT
PROPOSALS OF STOCKHOLDERS
“HOUSEHOLDING” OF PROXY MATERIALS
OTHER BUSINESS

LODGENET INTERACTIVE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the “Meeting”) of LodgeNet Interactive Corporation (the “Company”) will be held at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 12, 2010, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

To Receive and Consider:

The report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2009, together with the report thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

To Act On:

1.	Election of Directors. To elect three persons to the Board of Directors of the Company to serve for three-year terms expiring in 2013 and until such persons’ successors are elected and qualified. The Board of Directors’ nominees are:

J. Scott Kirby
Scott C. Petersen
Scott H. Shlecter

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Only those stockholders of record on March 19, 2010 (the “Record Date”) shall be entitled to notice of and to vote in person or by proxy at the Meeting.

The Proxy Statement, which accompanies this notice, contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will first be made available to stockholders on or about March 31, 2010.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.
By Order of the Board of Directors,

James G. Naro
Secretary

Dated: March 31, 2010

LODGENET INTERACTIVE CORPORATION
3900 WEST INNOVATION STREET
SIOUX FALLS, SOUTH DAKOTA 57107

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 12, 2010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 12, 2010.
The proxy statement and annual report to security holders are available at:
http://www.proxyvote.com

Why am I receiving these materials?

The Board of Directors (the “Board”) of LodgeNet Interactive Corporation (“LodgeNet” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at LodgeNet’s Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, May 12, 2010, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time. This Proxy Statement and the enclosed proxy card (the “Proxy”) and other enclosures are being made available to stockholders on or about March 31, 2010.

What information is contained in these materials?

This Proxy Statement provides you with information about LodgeNet’s governance structure, the nominating process, the proposals to be voted on at the Meeting, the voting process, the compensation of directors and of our most highly paid executive officers, and certain other information.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, namely the election of directors and ratification of the appointment of the Company’s independent registered public accounting firm.

What are the Board’s recommendations?

The Board’s recommendations are set forth in this Proxy Statement. The Board recommends that you vote your shares FOR each of LodgeNet’s nominees to the Board, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Who is entitled to vote at the Meeting?

Stockholders of record at the close of business on March 19, 2010, the Record Date for the Meeting, are entitled to receive notice of and to participate in the Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting. Please note that the common stock issued in connection with the public offering which closed on Monday, March 22, 2010 are not eligible to vote at the Meeting because these shares were not issued or outstanding as of the Record Date.

What are the rights of the holders of LodgeNet common stock?

Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the Meeting.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of the Record Date.

May I record the Meeting?

No. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, thus permitting business to be conducted at the Meeting. As of the Record Date, 22,541,414 shares of common stock, representing the same number of votes, were outstanding and entitled to vote at the Meeting. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 11,270,708 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Meeting.

How do I vote?

Record Holders.  If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

•	You can attend the Annual Meeting and vote in person.

•	You can sign and return an appointment of proxy (proxy card) in the form enclosed with this proxy statement and appoint the persons named on the proxy card to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•	You can appoint the Proxies to vote your shares for you by going to our Internet website (http://www.proxyvote.com) and enter the 12-Digit Control Number on the Notice of Internet Availability of Proxy Materials you received in the mail, and then follow the instructions you will be given. You may vote by Internet until 11:59 p.m. Eastern Time on May 11, 2010, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”  Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the appointment of auditors, when they have not received instructions from beneficial owners of the shares. However, they do not have authority to vote on non-routine proposals, including the election of directors, without instructions from the beneficial owners of the shares they hold. To insure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If you complete and properly sign the accompanying proxy card and return it, it will be voted as you direct. If you attend the Meeting in person, you may deliver your completed proxy card in person or vote by written ballot. Proxy cards and ballots will be available at the Meeting.

Is cumulative voting allowed?

No. The Company’s Certificate of Incorporation does not authorize cumulative voting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his, her or its name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed Proxy bearing a later date. In addition, you may revoke your proxy by voting in person at the Meeting, although attendance at the Meeting will not by itself revoke a previously granted Proxy.

What vote is required for the various action items?

There are different requirements for the action items. This occurs because brokers which hold shares in street name for stockholders are not permitted to cast proxies for certain types of items including, with respect to the Meeting, the election of directors.

To elect directors, a matter on which brokers are no longer authorized to vote without instructions, only a plurality of affirmative votes cast at the Meeting is required. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. However, a direction to “Withhold authority” does not constitute a “no” vote and, accordingly, a “Withhold authority” proxy will not be counted as a vote against a nominee. Nonetheless, a “Withhold authority” proxy is present at the Meeting and, consequently, is counted for purposes of determining whether a quorum is present.

With respect to the ratification of the appointment of PricewaterhouseCoopers LLP, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and present, in person or by proxy, at the Meeting is required for approval. Since brokers may vote on this matter, we do not expect any broker “non-votes” and ratification will occur if the number of affirmative votes is greater than the number of negative votes and abstentions.

Who pays for the cost of soliciting proxies?

This Proxy Statement is prepared on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, and distributing this Proxy Statement and the materials used in this solicitation of Proxies, whether by mail or via the Internet, also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail or over the Internet, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company intends to reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

How much stock is authorized and how much was outstanding on the Record Date?

As of the Record Date, the authorized capital of the Company consisted of 50,000,000 shares of common stock, par value $.01 per share, of which 22,541,414 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value, of which there were 57,500 shares outstanding.

Who are the largest owners of the Company’s stock and how much stock do the Company’s directors and executive officers own?

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in “street name”), by each director and nominee for director, each Named Executive Officer, and by all directors and executive officers, as a group:

	Amount and Nature of	Percent
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership(3)	of Class(3)

Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer(4)	617,243	2.74%
David M. Bankers, Senior Vice President, Product and Technology Development(5)	76,443	*
Gary H. Ritondaro, Senior Vice President, Finance, Information and Administration, Chief Financial Officer(6)	73,917	*
Derek S. White, Senior Vice President, and President, The Hotel Networks, Inc.(7)	42,250
Scott E. Young, President, Hospitality Division, Chief Marketing Officer(8)	61,975	*
Marty Abbott, Director(9)	35,834	*
R. Douglas Bradbury, Director(10)	133,278	*
John E. Haire, Director(11)	49,834	*
J. Scott Kirby, Director(12)	35,834	*
R. F. Leyendecker, Director(13)	108,051
Vikki Pachera, Director(14)	70,918	*
Scott H. Shlecter, Director(15)	93,509	*
Federated Investors, Inc.(16)	3,677,249	14.03%
Black Horse Capital Management LLC(17)	2,705,080	11.56%
Blue Harbour Group, LP(18)	2,486,773	9.94%
Wells Capital Management Incorporated(19)	2,461,314	9.84%
Mark Cuban(20)	2,239,400	9.93%
Par Investment Partners LP(21)	1,984,127	8.09%
Victorian Capital LP, Incorporated(22)	1,364,056	6.05%
FMR, LLC(23)	1,333,758	5.59%
Black Rock, Inc.(24)	1,184,612	5.26%
Pinnacle Associates, Ltd.(25)	1,177,098	5.22%
American Century Investment Management(26)	1,137,545	5.05%
Directors and Executive Officers (a group of 13 persons)(27)	1,447,067	6.42%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

(2)	Each named person has sole voting and investment power with respect to the shares listed, except as noted below. None of the shares held by the directors or the executive officers listed above have been pledged as security for other obligations.

(3)	Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group). The percentage of ownership for each stockholder which holds shares of 10% Series B Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”) also assumes the full conversion of such shares into common stock at the ratio of 264.5503 shares of common stock for each share of Preferred Stock, the conversion rate specified in the Certificate of Designations related to such Preferred Stock (the “Conversion Shares”).

(4)	Includes 305,000 shares issuable upon the exercise of options to purchase common stock, which Mr. Petersen has the right to acquire within 60 days after the Record Date. Also includes 7,000 shares of time-based restricted stock issued to Mr. Petersen on January 4, 2008 and 3,500 shares of time-based restricted stock issued to Mr. Petersen on April 2, 2007. Also includes 79,000 shares owned by Mr. Petersen’s spouse and 6,150 shares owned by his adult children, of which Mr. Petersen disclaims beneficial ownership.

(5)	Includes 39,562 shares issuable upon the exercise of options to purchase common stock, which Mr. Bankers has the right to acquire within 60 days after the Record Date. Also includes 3,000 shares of time-based restricted stock issued to Mr. Bankers on January 4, 2008 and 1,500 shares of time-based restricted stock issued to Mr. Bankers on April 2, 2007.

(6)	Includes 40,625 shares issuable upon the exercise of options to purchase common stock, which Mr. Ritondaro has the right to acquire within 60 days after the Record Date. Also includes 2,000 shares of time-based restricted stock issued to Mr. Ritondaro on April 2, 2007. Mr. Ritondaro served as the Company’s Principal Financial and Accounting Officer throughout 2009 and through the date of this proxy statement. The Company previously announced the intention of Mr. Ritondaro to retire in 2010, and has announced the appointment of Mr. Frank Elsenbast as Chief Financial Officer. Mr. Elsenbast will commence employment with the Company on or about April 19, 2010, and will assume Mr. Ritondaro’s responsibilities following a transitional period.

(7)	Includes 13,750 shares issuable upon the exercise of options to purchase common stock, which Mr. White has the right to acquire within 60 days after the Record Date. Also includes 5,000 shares of time-based restricted stock issued to Mr. White on February 19, 2008.

(8)	Includes 28,875 shares issuable upon the exercise of options to purchase common stock, which Mr. Young has the right to acquire within 60 days after the Record Date. Includes 5,000 shares of time-based restricted stock issued to Mr. Young on January 4, 2008 and 2,500 shares of time-based restricted stock issued to Mr. Young on April 2, 2007.

(9)	Includes 18,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Abbott has the right to acquire within 60 days after the Record Date. Includes 5,000 restricted stock units issued to Mr. Abbott on August 19, 2008 and 6,250 restricted stock units issued to Mr. Abbott on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(10)	Includes 95,334 shares of common stock, which Mr. Bradbury has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 6,250 restricted stock units issued to Mr. Bradbury on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(11)	Includes 18,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Haire has the right to acquire within 60 days after the Record Date. Includes 6,250 restricted stock units issued to Mr. Bradbury on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(12)	Includes 18,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Kirby has the right to acquire within 60 days after the Record Date. Includes 6,250 shares of restricted stock issued to

Mr. Kirby on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(13)	Includes 83,334 shares of common stock that Mr. Leyendecker has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 6,250 shares of restricted stock issued to Mr. Leyendecker on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(14)	Includes 47,334 shares of common stock that Ms. Pachera has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 6,250 shares of restricted stock issued to Ms. Pachera on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(15)	Includes 59,334 shares of common stock that Mr. Shlecter has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 6,250 shares of restricted stock issued to Mr. Shlecter on May 13, 2009, of which 3,125 have vested, and of which 3,125 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(16)	The table above assumes that all shares reported are Conversion Shares. The address for Federated Investors, Inc. is Federated Investor’s Tower, Pittsburgh, PA 15222-3779; address and share ownership based on Schedule 13G filed by such stockholder.

(17)	Consists of 1,845,292 shares of common stock and 859,788 Conversion Shares. The address for Black Horse Capital Management LLC is 338 S. Sharon Amity Road #202, Charlotte, NC 28211; address and share ownership based on Schedule 13G filed by such stockholder.

(18)	The table above assumes that all shares reported are Conversion Shares. The address for Blue Harbour Group, LP is 646 Steamship Road, Greenwich, CT 06830; address and share ownership based on Schedule 13G filed by such stockholder.

(19)	The table above assumes that all shares reported are Conversion Shares. The address for Wells Capital Management is 525 Market Street, 10th Floor, San Francisco, CA 94105; address and share ownership based on Schedule 13G filed by such stockholder.

(20)	The address for Mr. Cuban is 5424 Deloache Avenue, Dallas, TX, 75220; address and share ownership based on Schedule 13D filed by such stockholder.

(21)	Consists of 1,984,127 Conversion Shares. The address for Par Investment Partners, LP is 1 International Place, Suite 2401, Boston, MA 02110; address and share ownership based on report of non-objecting beneficial owners dated as of March 18, 2010.

(22)	The address for Victorian Capital LP, Incorporated is P.O. Box 86, Hambro House, St. Julian’s Avenue, St. Peter Port, Guernsey GY1 3ED; address and share ownership based on Schedule 13D filed by such stockholder.

(23)	Amount includes 1,321,958 Conversion Shares. The address of FMR, LLC is 82 Devonshire Street, Boston, MA 02109; address and share ownership information based on Schedule 13G filed by such stockholder.

(24)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10222; address and share ownership information based on Schedule 13G filed by such stockholder.

(25)	The address of Pinnacle Associates, Ltd. is. is 335 Madison Avenue, 11th Floor, New York, NY 10017 address and share ownership information based on Schedule 13F filed by such stockholder.

(26)	The address for American Century Investment Management is 4500 Main Street, Kansas City, MO 64111; address and share ownership information based on Schedule 13F filed by such stockholder.

(27)	This group of Officers and Directors includes Messrs. Petersen, Bankers, Naro, Ritondaro, White, Young, Abbott, Bradbury, Haire, Kirby, Leyendecker, Shlecter, and Ms. Pachera. Includes 784,424 shares subject to options exercisable within 60 days of the Record Date and 81,125 shares of restricted stock held by the executive officers. See notes (4)-(15) above. This amount also includes 47,981 shares of common stock, options exercisable within 60 days of the Record Date and restricted stock beneficially owned by executive officers of the Company not listed in the table above.

Item 1. ELECTION OF DIRECTORS

Board of Directors and Nominees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of eight members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one third of the directors elected each year.

The directors nominated for election are J. Scott Kirby, Scott C. Petersen, and Scott H. Shlecter. Mr. Kirby is completing his initial term as a director, to which he was appointed in August 2008, and is standing for election for the first time. Messrs. Petersen and Shlecter are completing the three year term to which each was elected in May 2007. Each nominee has indicated his willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that any of Messrs. Kirby, Petersen or Shlecter should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee(s), if any, as shall be designated by the Board of Directors. The Company has no reason to believe that the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

The following table sets forth certain information, as of the Record Date, with respect to the nominees for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominees for director and the continuing directors is set forth above under “Beneficial Ownership of Principal Stockholders and Management.”

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director (1)/
Name	Age	A Director of the Company	Term Expires

Nominees for director:
J. Scott Kirby	42	President, U.S. Airways, September 2006 to present; Executive Vice President, Sales and Marketing of U.S. Airways and its predecessor organization from September 2001 to September 2006; served in various executive positions with America West Airlines, October 1995 to September 2001. The principal qualifications that led to Mr. Kirby’s selection as a director include his extensive experience in the airline industry, which is affected by similar economic issues faced by the hospitality industry in which the Company operates. Mr. Kirby’s qualifications include operational and financial experience relevant to the Company.	2008/2010
Scott C. Petersen	54	Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Petersen joined the Company in 1987 as Senior Vice President for Corporate and Legal Affairs, was appointed Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Executive Officer in July 1998 and became Chairman of the Board in October 2000. The principal qualifications that led to Mr. Petersen’s selection as a director include 23 years of experience as a senior officer of the Company, including 12 years as Chief Executive Officer.	1993/2010

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director (1)/
Name	Age	A Director of the Company	Term Expires

Scott H. Shlecter	57	Investment Advisor, Morton Capital Management, a registered investment advisor, August 2009 to present, Managing Director and Portfolio Manager of Kayne Anderson Capital Advisors LP, a registered investment advisor, February 2002 to June, 2009. The principal qualifications that led to Mr. Shlecter’s selection as a director include extensive experience in analyzing the financial performance of real estate investment companies and similar entities holding significant investments in hotels. Mr. Shlecter also has the financial expertise to serve as Audit Committee chairman.	2004/2010
Continuing Directors:
Marty Abbott	42	President, CEO and Partner/Member of AKF Consulting, LLC, a consulting firm specializing in high-growth Internet startups and high-tech public companies, May 2007 to present; Chief Operations Officer of QUIGO, an advertising technology firm, July 2005 to May 2007; Senior Vice President of Technology / Chief Technology Officer, Ebay, Inc., May 2003 to July 2005. The principal qualifications that led to Mr. Abbott’s selection as a director include his extensive experience in the development and operation of scalable technical infrastructures, and the development of Internet-based business models.	2008/2012
R. Douglas Bradbury	59	Private investor; director of Level 3 Communications, Inc. (LVLT)* a telecommunications and information services company, 2009 to present; former Executive Vice President, RCN Corporation, a provider of digital cable, telephone and high-speed Internet services, October 2003 to March 2004; former Executive Vice President of LVLT, August 1997 to January 2003; former Vice Chairman of the Board of LVLT, February 2000 to January 2003; and former Chief Financial Officer of LVLT, 1997 to 2000. The principal qualifications that led to Mr. Bradbury’s selection as a director were his extensive financial and operational experience in telecommunications companies.	1999/2012
John E. Haire	57	Chief Executive Officer of Parade Publications, Inc., 2009 to present; President, Haire Media Ventures, a media consulting firm, January 2007 to June, 2009; Special Advisor to the CEO, CNET Networks, Inc., a provider of broadcast and Internet channels covering technology and consumer electronics, June 2007 to July 2008, Executive VP, Corporate Sales and Marketing, Time, Inc., 2001 through 2005. The principal qualifications that led to Mr. Haire’s selection as a director include his extensive experience in advertising and media businesses.	2008/2012

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director (1)/
Name	Age	A Director of the Company	Term Expires

R. F. Leyendecker	64	Private investor; Vice President of Finance and Regulatory Affairs for NorthWestern Services Group, Inc. a division of NorthWestern Corporation, d/b/a NorthWestern Energy 2000 to 2003. The principal qualifications that led to Mr. Leyendecker’s selection as a director include his breadth of experience as an investor in the Company since 1976. Northwestern Energy and its affiliates provided early-stage venture capital funding to the Company, and Mr. Leyendecker was responsible for the oversight of this investment prior to its initial public offering.	1986/2011
Vikki Pachera	50	Chief Executive Officer, The Pachera Group, an executive search firm, March 2007 to present; Chief Executive Officer, Elevation Recruiting, LLC, January 2010 to present; former Partner, Allen Austin Transearch, an executive search firm, July 2006 to March 2007; former Vice President, Global Alliances & Business Development, Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions, May 2002 to December 2005; Vice President, Strategic Business Development, Compaq Computer Corporation, December 2000 to May 2002. The principal qualifications that led to Ms. Pachera’s selection as a director include her extensive experience in business development of technology-based businesses as well as her significant expertise in talent management and compensation matters.	2005/2011

*	Denotes public company.

(1)	For purposes of this table, the year in which an individual first became a director of the Company is the year in which such individual was first appointed to the Board of Directors of the Company or its South Dakota predecessor.

Procedures for Nominating Directors

The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. Such notice must be received not less than 75 nor more than 105 days prior to the date on which, in the immediately preceding calendar year, the Company’s Annual Meeting of Stockholders for such year was held; provided, however, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder’s notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the Meeting is first given or made to stockholders. The stockholder’s notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the Meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. The Company has also adopted policies for director nominations, as described below under “Nomination of Directors.”

Corporate Governance and Committees of the Board of Directors

The Board of Directors met eleven times during 2009. Each of the persons who were directors of the Company during 2009 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. The Company encourages directors to attend the Company’s annual meeting. All of the members of the Board of Directors attended the annual meeting held in May 2009.

Independence

The Board of Directors has determined that Directors Abbott, Bradbury, Haire, Kirby, Leyendecker, Pachera and Shlecter are each “independent” as such term is defined by the NASDAQ listing standards.

Committees

The Company has standing audit, governance and nominating, and compensation committees of the Board of Directors. The Audit Committee of the Board of Directors is composed of four non-employee directors who are financially literate in financial and auditing matters and are “independent”, as such term is defined by the NASDAQ listing standards. The Audit Committee of the Board of Directors is composed of Messrs. Shlecter (Chair), Bradbury, Kirby, and Leyendecker. The Audit Committee provides assistance to the Board of Directors in satisfying its responsibilities relating to accounting, auditing, and financial reporting requirements of the Company. The Audit Committee also appoints the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements, oversees the activities of the independent registered public accounting firm and confers with them prior to the release of quarterly earnings. In addition, the Audit Committee meets regularly with the Company’s internal auditor, evaluates annually the performance of the Company’s internal audit function, and reviews and discusses with the internal auditor and independent registered public accounting firm the internal audit plan, activities, responsibilities and staffing of the internal audit organization. The Board of Directors has adopted a written charter for the Audit Committee, which is available at the Company’s website at http://www.lodgenet.com. The Audit Committee met twelve times during 2009. For further information regarding the Audit Committee, see “Report of the Audit Committee.”

The Compensation Committee of the Board of Directors is composed of Ms. Pachera (Chair) and Messrs. Abbott and Haire, each of whom is “independent,” as such term is defined by the NASDAQ listing standards. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company’s executive officers and serves as independent and disinterested administrators of the Company’s 1993 Stock Option Plan and the Company’s 2003 Stock Option and Incentive Plan. The Compensation Committee met four times during 2009. The Board of Directors has adopted a written charter for the Compensation Committee, which is available at the Company’s website at http://www.lodgenet.com. For a description of the functions of the Compensation Committee, see “ELECTION OF DIRECTORS — Executive Compensation — Report of the Compensation Committee on Executive Compensation.”

The Governance and Nomination Committee (the “Governance Committee”) of the Board of Directors is composed of Mr. Bradbury (Chair), Ms. Pachera and Mr. Shlecter, each of whom is considered “independent”, as such term is defined by the NASDAQ listing standards. The Governance Committee oversees corporate governance and Board membership matters and provides assistance to the Board of Directors in any matter involving governance and Board membership issues. The Governance Committee also works with the Company and the Company’s compliance officer on issues concerning the Company’s Code of Business Conduct and Ethics and the Company’s Non-Retaliation Policy. The Governance Committee met four times during 2009. The Board of Directors has adopted a written charter for the Governance Committee, which is available at the Company’s website at http://www.lodgenet.com

Leadership Structure

The Chief Executive Officer of the Company also acts as the Chairman of the Board of Directors. The Board of Directors has determined that the size of the Company and the nature of its business make the appointment of an independent chairman less efficient and more expensive. The Board of Directors has, however, designated the Chair of the Governance and Nomination Committee as the Lead Director to perform the following functions, which are designed to ensure that the independent directors play an active role in corporate governance. The Lead Director is responsible for (a) setting the agenda for and leading executive sessions of the independent Directors (which are held on a regular basis); (b) briefing the CEO on issues arising in the executive sessions; (c) collaborating with the CEO in the setting of Board agendas; (d) seeking agenda items from other independent Directors; (e) facilitating discussion among the independent Directors on key issues and concerns outside of Board Meetings, (f) serving as a non-exclusive conduit to the CEO of views, concerns, and issues of the independent Directors; (g), calling meetings of the independent Directors, and (h) suggesting that the Chair call full Board meetings when appropriate.

Risk Oversight

The charters of each Committee specify the areas of responsibility of the Committee with respect to risk oversight. For example, the Audit Committee is charged with periodic review with management and the independent accountants of any significant business risks and exposures of the Company and management’s steps to mitigate them. Similarly, the Compensation Committee is charged with considering whether any aspects of the Company’s compensation plans encourage or incentivize participants to take excessive risks, and the Governance and Nominations Committee is responsible for oversight and administration of the Company’s Code of Business Conduct and Ethics, and also for periodically reviewing the role of the Board and of Committees in overseeing risk.

Nomination of Directors

The Governance Committee may, at its discretion, retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should send a letter to the attention of the Company’s General Counsel or the Chair of the Governance Committee, addressed to the Company. The letter should include whatever supporting material the stockholder considers appropriate. Stockholders may also follow the procedure set forth under “ELECTION OF DIRECTORS — Procedures for Nominating Directors.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the Governance Committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	the need for additional Board of Director members to fill vacancies or expand the size of the Board; and

•	the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Governance Committee determines (in consultation with the independent director group and the Chairman of the Board, as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience on its own or through the third-party search firm. The Governance Committee then evaluates the prospective nominee against the standards and qualifications it determines are necessary, including his or her:

•	experience in the Company’s core business or ancillary markets, in markets targeted by the Company for future expansion, in foreign markets, or in complex business strategy or operations;

•	ability to represent the interests of the stockholders of the Company;

•	standards of integrity, commitment and independence of thought and judgment; and

•	ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The Governance Committee also considers such other relevant factors as it deems appropriate, including:

•	the current composition of the Board of Directors, and the extent to which the prospective nominee would contribute to the diversity, range of talent, skill and expertise appropriate for the Board of Directors;

•	the need for Audit Committee, Compensation Committee or Governance Committee expertise; and

•	the evaluations of other prospective nominees.

If the Governance Committee determines an interview is warranted based on this evaluation, one or more members of the Governance Committee (and others as appropriate) interview the prospective nominee in person or by telephone. Finally, after completing this evaluation and interview, the Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The same standards and processes are applied to nominees identified by the Governance Committee, the search firm or stockholders.

Communications With Board

Stockholders and other parties interested in communicating directly with the Board of Directors or independent directors as a group may do so by writing to the Governance Committee at the Company.

The Company’s legal department, with the assistance of outside counsel, reviews letters received by the Company and addressed to members of the Board of Directors and maintains a log of all such correspondence. A summary of all such correspondence and copies of all correspondence that deals with the functions of the Board of Directors or its committees or that otherwise requires their attention, except correspondence which is frivolous or duplicative, is forwarded to the directors. Directors may at any time review the log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence.

In addition, any concerns relating to accounting, internal controls or auditing matters are forwarded to the Audit Committee for handling in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our employees, officers and directors, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer and other senior officers of the Company. The Code, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Code is posted on our website at http://www.lodgenet.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, LodgeNet Interactive Corporation, 3900 West Innovation Street, Sioux Falls, SD 57107. We intend to promptly disclose future amendments of our Code, and any waivers of provisions of the Code required to be disclosed under the rules of the SEC or NASDAQ, on our website.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board of Directors has implemented a policy of conducting executive sessions of independent directors in connection with each regularly scheduled Board meeting. The Chair of the Governance Committee has been designated the “lead director” and presides over such executive sessions.

Director Compensation

For the 2009 calendar year, the Board of Directors adopted the following compensation program for non-employee directors, which reflected a temporary 20% decrease from previous years in light of the economic conditions faced by the Company. Non-employee directors received $16,000, payable in four quarterly installments. In addition, each non-employee director received $1,200 for each committee meeting attended in person and $400 for each committee meeting attended by teleconference. Committee chairs received an additional annual fee of $4,000, and the Audit Committee “financial expert” received an additional annual fee of $4,000. The non-employee directors also receive reimbursement for travel and related expenses for attendance at Board of Directors and Committee meetings. In 2009, the non-employee directors received 12,500 shares of restricted stock or restricted stock units, one half of which vested on the date of the grant and one half of which vested on the first anniversary of the grant, and an option to purchase 5,000 shares of the Company’s stock at current fair market value on the date of the grant. One third of this option vested on the date of the grant, with one third to vest on the first anniversary of the date of the grant, and the final third to vest on the second anniversary of the date of the grant. The non-employee directors also had the right to elect to defer the receipt of cash and stock compensation in accordance with the provisions of the Company’s 2006 Non-Employee Directors Fee Plan.

The Board of Directors will determine the type and level of its annual equity-based compensation at its May 2010 meeting.

The following table shows the compensation and expense reimbursement paid to each non-employee director during 2009.

2009 Director Compensation

	Fees				Change in Pension
	Earned or			Non-Equity	Value and Nonqualified
	Paid in	Stock		Incentive Plan	Deferred Compensation	All Other
	Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Abbott, Marty	24,400	57,875	18,365	—	—	—	100,640
Bradbury, R. Douglas	40,800	57,875	18,365	—	—	—	117,040
Haire, John E.	—	57,875	18,365	—	24,900	—	101,140
Kirby, J. Scott	26,800	57,875	18,365	—	—	—	103,040
Leyendecker, R. F.	27,300	57,875	18,365	—	—	—	103,540
Pachera, Vikki	33,000	57,875	18,365	—	—	—	109,240
Shlecter, Scott	36,700	57,875	18,365	—	—	—	112,940

(1)	The amounts in this column represent the fair value on the grant date of the grants of restricted stock or restricted stock units in accordance with FASB ASC TOPIC 718. Each director received 12,500 shares of restricted stock or 12,500 restricted stock units in May 2009. The detailed methodology for computing the amount of these expenses is set forth in Note 13 to the Company’s financial statements as of December 31, 2009, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities Exchange Commission on March 12, 2010. There were no shares forfeited by the directors in 2009. The aggregate number of outstanding restricted stock awards held by each non-employee director as of December 31, 2009 was as follows: Mr. Abbott: 6,250; Mr. Bradbury: 6,250; Mr. Haire: 6,250; Mr. Kirby: 6,250; Mr. Leyendecker: 6,250; Ms. Pachera: 6,250; and Mr. Shlecter: 6,250.

(2)	The amounts in this column represent the fair value on the grant date of the grants of options in accordance with FASB ASC TOPIC 718. Each director received options to acquire 5,000 shares of stock in 2009. The detailed methodology for computing the amount of these expenses are set forth in Note 13 to the Company’s financial statements as of December 31, 2009, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities Exchange Commission on March 12, 2010. There were no options forfeited by the directors in 2009. The aggregate number of outstanding option awards held by each non-employee director as of December 31, 2009 was as follows: Mr. Abbott: 20,000; Mr. Bradbury: 97,000; Mr. Haire: 20,000; Mr. Kirby: 20,000; Mr. Leyendecker: 85,000; Ms. Pachera: 49,000; and Mr. Shlecter: 61,000.

(3)	Represents fees deferred pursuant to the 2006 Non-Employee Directors Fee Plan.

In May 2008, the Company adopted stock ownership guidelines for the Company’s non-employee directors pursuant to which each non-employee director is expected to acquire over the following five years, if not before, common stock of the Company with a value equal to four times the annual retainer paid to such director. With the exception of Messrs. Abbott and Kirby, who were first appointed as a director in August, 2008, all of the directors met this requirement as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company’s knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 2009 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

Executive Officers

Set forth below is certain information concerning the Company’s executive officers, and their ages, as of March 31, 2010:

Name and Position	Age

David M. Bankers, Senior Vice President, Product and Technology Development	53
James G. Naro, Senior Vice President, Legal and Human Resources, General Counsel	56
Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer	54
Gary H. Ritondaro, Senior Vice President, Finance, Information and Administration, Chief Financial Officer	63
Derek S. White, Senior Vice President, President of The Hotel Networks	49
Scott E. Young, President, Hospitality Division, Chief Marketing Officer	48

David M. Bankers has served as the Company’s Senior Vice President, Product and Technology Development since December 1998. Mr. Bankers joined the Company in 1989 as Director of Information Systems and was appointed Vice President of Corporate Technologies in 1992.

James G. Naro has served as the Company’s Senior Vice President, Legal and Human Resources, General Counsel since August 2008. Prior to that time, he served as Senior Vice President, General Counsel since June 2006. Prior to joining the Company, Mr. Naro served as Vice President, General Counsel and Secretary of Digital Angel Corporation from March 2005 through June 2006. From 2001 to June 2004, Mr. Naro was Senior Vice President and, from 1995 to 2004, General Counsel and Secretary, of DIRECTV Latin America, LLC, a provider of pay television services in 27 countries in Latin America and the Caribbean.

Scott C. Petersen is the Company’s Chairman of the Board, President and Chief Executive Officer. Please see Mr. Petersen’s biographical information set forth above.

Gary H. Ritondaro has served as the Company’s Senior Vice President, Finance, Information and Administration, and Chief Financial Officer since 2001. Prior to joining the Company, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Cenveo Inc. (f/k/a Mail-Well, Inc.), a New York Stock Exchange listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001.

Derek S. White has served as a Senior Vice President of the Company and as President of The Hotel Networks, a wholly owned subsidiary of the Company, since February, 2008. Prior to joining the Company, Mr. White served as Executive Vice President of Alloy, Inc., a NASDAQ-listed company providing targeted media and marketing services, from November, 2001 through February, 2008.

Scott E. Young has served as Senior Vice President of the Company and as President of the Company’s Hospitality Division and Chief Marketing Officer of the Company since August, 2008. Prior to that time, he served as Senior Vice President, Chief Marketing Officer from August 2006 through August, 2008. Prior to joining the Company, Mr. Young was Vice President, Merchandising of Best Buy, Inc. from 1999 to 2006.

Compensation Discussion and Analysis

Introduction

The Company is the largest provider of interactive media and connectivity solutions to the hospitality industry in the United States, Mexico and Canada. As of December 31, 2009, the Company provided interactive television and other services to approximately 1.9 million hotel rooms. Within that customer base, the Company also provides cable television programming, broadband Internet, and advertising media solutions. In addition, the Company sells and operates interactive television systems that provide on-demand patient education, information and entertainment to healthcare facilities throughout the United States.

The Company recruits executive talent from a broad marketplace, competing with other companies for a variety of disciplines and experience. In order to be competitive for executives in the broad market, the Compensation Committee of the Board of Directors (the “Compensation Committee”) believes that the compensation programs for the Company’s executive officers need to be designed in order to attract, retain and motivate high-caliber executives. More specifically, the Compensation Committee’s objectives are to:

•	offer a total compensation opportunity that takes into consideration the compensation practices of other similarly-sized companies with which the Company competes for executive talent;

•	provide annual variable incentive awards that take into account the Company’s overall financial performance relative to corporate objectives and that are also based on team and individual contributions;

•	consider whether any aspects of the Company’s compensation plans encourage or incentivize participants to take excessive risks;

•	provide significant equity-based, long-term incentives to align the financial interests of the executive officers with those of our stockholders; and

•	provide an overall compensation opportunity sufficient to attract executives to Sioux Falls, South Dakota, where the Company’s headquarters are located, and to retain them.

The specific compensation principles, components, and decisions designed to achieve these objectives are discussed in more detail below.

Oversight of Executive Compensation

The executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our executive officers and employees. The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Approving compensation plans for the CEO and executive officers, including

•	Base salary,

•	Annual incentive bonus target opportunities, goals, and payouts,

•	Equity compensation grants and performance goals, if any,

•	Employment agreements and severance provisions, and

•	Any other benefits or employment arrangements for executives.

•	Approving equity grants and administering the 2003 Stock Option and Incentive Plan.

•	Reviewing this Compensation Discussion and Analysis and recommending its inclusion in the Company’s Proxy statement.

The Compensation Committee also recommends director compensation to the Board of Directors.

More information about the Committee’s structure, roles and responsibilities, and related matters can be found under Corporate Governance and Committees of the Board of Directors, above.

Executive Compensation Philosophy and Core Principles

The Company’s compensation structure is designed to attract, retain and motivate high-performing executives. The Company’s general compensation philosophy is that annual cash compensation should vary based on achievement of financial (net income, cash flow generation and new revenue growth) and non-financial (strategic and operational, team and individual) performance objectives, and that long-term incentive compensation should be closely aligned with stockholders’ interests through the use of equity awards tied to service and performance. The Company’s compensation philosophy places a significant portion of compensation at risk based on the performance of the Company and the individual, increasing the portion at risk with the increasing responsibility level of the executive.

More specifically, the guiding principles of the Company’s compensation plan design and administration are as follows:

•	Provide a total compensation package that is competitive with the market for talent.

•	Make executive compensation dependent on Company performance with emphasis on incentive pay.

•	Increase target bonus opportunities and equity grants as a percentage of total pay with increasing levels of responsibility in the organization.

•	Ensure the total compensation package is aligned with the interest of our stockholders.

•	Manage to clear guidelines on each compensation element (base pay, executive incentive pay and equity awards), but provide the Compensation Committee with the flexibility to make final decisions regarding the CEO and other executive officers based on factors such as experience, contribution to business success, retention needs and extraordinary extenuating circumstances.

•	Align the compensation of each executive with both the near-term financial performance of the Company based on its annual budget as well as on its long-term shareholder value creation in a manner that does not encourage executives to engage in transactions involving excessive levels of risk.

Compensation Committee Process

When making individual executive compensation decisions, the Compensation Committee takes many factors into account, including market pay data as well as the geographic location of the Company or the geographic location of the relevant position, each individual’s skill, experience, and impact on the organization, and any retention or recruitment considerations. The Compensation Committee relies on the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO.

All decisions relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present. In assessing the CEO’s pay, the Compensation Committee considers the performance of the Company, the CEO’s contribution to that performance, and other factors as mentioned above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, payment of any applicable incentive plan compensation (consistent with the terms of the plan as described below) and long-term incentive awards.

The Compensation Committee evaluates the competitive market for pay for the Company’s executives with the assistance of outside professional services firms engaged by the Compensation Committee, as needed. As each of the Company’s executives reports to the CEO, the CEO assists the Compensation Committee in considering changes to such executive’s compensation in order to take into consideration performance, changes to job responsibilities and other factors with which the CEO is most familiar. In light of the significant changes to the Company as a result of the On Command and StayOnline acquisitions, in August 2007, the Compensation Committee engaged Mercer Human Resources Consulting (“Mercer”) to review the Company’s executive compensation program and provide guidance to the Compensation Committee in setting 2008 compensation. The study presented a comparative analysis of our Named Executive Officers relative to compensation market data from targeted peer companies and Mercer’s Compensation Database. Typically, the Compensation Committee considers the market median compensation levels for comparable positions as a starting point and then evaluates compensation based on individual performance, roles and experience as well as other market based factors.

The specific peer companies used by the Company to evaluate market pay positioning for the CEO and the other Named Executive Officers, which were used in determining the salary adjustments made in January 2008, included:

•	Earthlink, Inc.	•	Mediacomm Communications Corporation
•	Netflix, Inc.	•	Navarre Corporation
•	RCN Corporation	•	Gemstar-TV Guide International, Inc.
•	United Online, Inc.	•	Akamai Technologies, Inc.
•	Real Networks, Inc.	•	CNET Networks, Inc.
•	Openwave Systems, Inc.	•	Playboy Enterprises, Inc.
•	Knology Inc.	•	TIVO Inc.

Each of these peer companies was selected by the Compensation Committee in consultation with Mercer Human Resource Consulting because its revenues were comparable to the Company; each was publicly traded; and each is involved in industries related to the Company, including cable and pay television services, Internet companies, and communications companies.

Compensation Components

The four major components of the Company’s executive officer compensation are:

•	Base salary;

•	Performance-based annual bonus, which is paid in cash;

•	Periodic grants of long-term equity-based incentives, and

•	Other supplemental benefits.

Base Salary

The Company’s philosophy is that base salaries should meet the objective of attracting, recruiting and retaining the executive talent needed to run the business. The base salary is generally targeted at market median level with annual increases for each executive taking into account the individual’s level of responsibility, skill, experience, and performance as well as other market data. In late 2007, following the completion of the On Command transaction, Mercer was asked to review the base compensation of each named executive officer in light of the transactions and as compared with the data from the peer group described above and the Mercer Compensation Database. As a result of this analysis, Mercer concluded that the base compensation of Mr. Petersen was significantly below that of chief executive officers of comparably sized companies and the Peer Group, and based on Mercer’s recommendation, Mr. Petersen’s base salary was increased to the minimum base compensation paid by comparable companies. Mercer also considered the compensation paid to each of the other executive officers of the Company and concluded that in each case, their compensation was in line with market comparables. As each named executive offer was party to an employment agreement, no additional adjustment of base compensation was made.

From 2006 through 2009, the multiple of the CEO’s base compensation compared to the base compensation of other senior executives of the Company ranged from 1.3 to 2.1 times the average base salary of other senior executives, which the Compensation Committee deemed to be reasonable.

The multiple of the CEO’s base compensation compared to the base compensation of other senior executives of the Company in 2009 was approximately 1.8 times, which the Compensation Committee deemed to be reasonable. As part of a Company-wide plan to control operating expenses during the current economic downturn, none of the executive officers of the Company received base salary adjustments for 2009. Similarly, there is no plan to increase the base salaries of the executive officers in 2010.

Base salary adjustments can affect the value of other compensation elements. For example, a higher base salary will result in a higher annual incentive award in dollar terms, assuming the same level of achievement against goals. Base salaries also affect the level of severance and change in control benefits for all of the Named Executive Officers, as discussed below.

In March 2009 the Company implemented a furlough program which required that each employee take a specified amount of unpaid time off (or surrender an equivalent number of vacation days) ranging from three days for most employees to eight unpaid days for the named executive officers other than the CEO and ten days for the CEO. The purpose of the furlough program was to reduce operating expenses during the first quarter of 2009 to assist the Company in maintaining its compliance with the covenants contained in its Bank Credit Facility.

Bonus Plans

2008 Incentive Compensation:

In 2008, the Compensation Committee established an annual cash bonus opportunity for the executive officers and other management-level employees, which would have resulted in the payment of a cash bonus in 2009 if applicable targets were met. While the applicable targets were not met, and no payments were made with respect to this program in 2009, information regarding the program is provided herein in order to enhance understanding of the structure of the program, the manner of determining performance targets, and how a determination of compensation would have been made had the required targets been attained. Target bonus percentage levels were based on an individual’s management level within the Company. Actual bonuses depended on the performance of the Company and the individual executive. The objective of this plan was to align actual compensation with the near-term business performance of the Company in achieving financial and non-financial objectives.

Bonus Plan Award Opportunities:  Executive officers and other participants had a target incentive opportunity defined as a percent of base salary. The bonus target goals were based on the business plan approved by the Board of Directors for the fiscal year ending December 31, 2008.

Individual Allocation:  Payouts of annual incentives could range from zero for below threshold performance on pre-established performance goals to the amount shown in the table below for performance at the target established by the Compensation Committee. The Compensation Committee also reserves the ability to award additional amounts for performance which exceeds the established targets. For 2008, the bonus payouts for each participant were tied to four objectives: target adjusted net income, new revenue growth, adjusted free cash flow and personal achievement. The targets for each of these objectives were set at a level consistent with the Company’s financial plan for the year. The Compensation Committee believed that performance against each of these factors represented a significant improvement over the prior year, and therefore, achieving target performance on each of these objectives would be a reasonably difficult performance hurdle. For personal achievement, the Company used criteria relevant to each respective executive’s area of responsibility or influence.

The weights for each of the goals for the CEO other Named Executive Officers for the 2008 Incentive Compensation Plan were as follows:

	Adjusted		Adjusted Free	Personal
Executive	Net Income	New Revenue	Cash Flow	Targets

CEO	40%	10%	10%	40%
Other Named Executive Officers	40%	20%	20%	20%

For each goal, targets were set establishing a minimum threshold that had to be achieved for any payout to occur, a target at which the payout is made at 100%, and intermediate ranges above and below the target amount that, if achieved, result in a payout of a percentage of the target. The plan was also subject to adjustment by the Compensation Committee based on overall corporate performance.

The targets established by the Compensation Committee in the 2008 plan, and the actual results achieved by the Company against these targets can be summarized as follows:

	Applicable	Actual Level	Difference Between
Bonus Component	Target	Achieved	Target and Actual

Adjusted Net Income(1)	$(5,300,000)	$(19,164,000)	$13,864,000
New Revenue Growth(2)	$94,300,000	$69,125,000	$25,175,000
Adjusted Free Cash Flow(3)	$30,600,000	$23,995,000	$6,605,000
Achievement of personal objectives(4)	Not Applicable	Not Applicable	Not Applicable

(1)	Adjusted Net Income was defined as net income (prepared in accordance with GAAP), plus (a) depreciation and amortization, (b) amortization or purchased intangibles, (c) restructuring and reorganization charges and integration expenses, (d) write-off of debt issuance costs, (e) share-based compensation and (e) impairment charges, minus insurance proceeds.

(2)	New Revenue Growth was defined as revenue derived from sources other than Guest Entertainment, including revenue from broadband, free-to-guest programming, healthcare, advertising and promotions, professional solutions and system sales.

(3)	Adjusted Free Cash Flow was defined as cash from operations, less capital expenditures, plus restructuring charges and integration expenses.

(4)	Personal objectives were determined based on performance goals established for each officer.

In light of the economic conditions existing at the end of 2008 and insofar as the Company failed to achieve the minimum level of the targets, the Compensation Committee determined that no payouts were appropriate under the 2008 Incentive Compensation Plan, as evidenced by the following table:

	Target Incentive as a	Actual Incentive as Percent
Executive	Percent of Salary	of Salary

CEO	70%	0.0%
Other Named Executive Officers	45%	0.0%

The Compensation Committee further determined that the decision to award no payout under the plan was consistent with the overall goal that incentive compensation should be aligned with the near-term business performance of the Company in achieving financial and non-financial objectives.

2009 Incentive Compensation:

In light of the Company’s need to control expenses in a difficult economic environment, partly to ensure that the Company remained in compliance with the covenants contained in its credit facility, the Compensation Committee decided not to establish a bonus program for 2009, and no bonus payments were made to the Named Executive Officers for the fiscal year ended December 31, 2009. While the Compensation Committee determined that the performance of the management team in 2009 was commendable in light of the economic conditions facing the Company, the award of a management bonus at a time when base compensation for all employees was frozen and while the Company was continuing to manage its affairs in a manner to maintain ongoing compliance with financial covenants was inadvisable.

2010 Incentive Compensation:

In light of the fact that employees received no base compensation adjustments in 2009 or 2010, and in light of the fact that no management bonuses were paid with respect to 2008 or 2009, the Compensation Committee has established a broad-based cash bonus opportunity for all employees for 2010, including the Named Executive Officers and other management-level employees. The program establishes a minimum threshold of $125.5 million in adjusted operating cash flow (“AOCF”) for 2010 which is the target AOCF included in the Company’s 2010 operating plan. AOCF is defined as operating income (prepared in accordance with GAAP), exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries. The Company’s AOCF for the year ended December 31, 2009 was $124.3 million.

If the Company exceeds the minimum AOCF threshold of $125.5 million, a portion of the AOCF in excess of the target will be allocated to a compensation pool, which will be allocated to the payment of incentive compensation to all eligible participants, including the Named Executive Officers. The aggregate amount to be allocated to the compensation pool will be determined as follows:

	Excess Over 2010 Operating	Aggregate amount to be allocated
2010 AOCF Attainment	Plan	to Bonus Pool

$126.5 million	.8%	$500,000
$127.5 million	1.6%	$1 million
$128.5 million	2.4%	$1.5 million
$129.5 million	3.2%	$2.0 million
$130.5 million	4.0%	$2.4 million
$131.5 million	4.8%	$2.8 million
$132.5 million	5.6%	$3.2 million
$133.5 million	6.4%	$3.6 million
$134.5 million	7.2%	$4.0 million
$135.5 million	8.0%	$4.3 million
$136.5 million	8.8%	$4.6 million
$137.5 million	9.6%	$4.9 million
$138.5 million	10.4%	$5.2 million

The first $1.5 million dollars allocated to the pool will be used to provide eligible employees with an amount comparable to what would have been received as base compensation adjustments at a rate of approximately 3.4% of base compensation for most employees, 3% of base compensation for vice presidents, and 2.5% for the CEO and senior vice presidents, which would include the Named Executive Officers. Amounts allocated to the bonus pool in excess of $1.5 million will be used to pay incentive bonuses to management employees, which in the case of the Chief Executive Officer would be a target incentive equal to 70% of base compensation, and in the case of each Named Executive Officer other than the CEO, a target incentive equal to 45% of base compensation. If AOCF exceeds $135.5 million, individual payouts could exceed the target percentages. The Compensation Committee believes that such a level of compensation would be reasonable, as the generation of AOCF in excess of $10 million beyond the level set forth in the 2010 operating plan would be a significant achievement in the current economic environment, justifying compensation in excess of targeted amounts. The objective of this plan is to align actual compensation with the near-term business performance of the Company in achieving financial and non-financial objectives.

In order to be eligible for a bonus payment, each participant must remain as a full-time employee through the time of the payment of the incentive payments and meet or exceed the personal and organizational goals in such person’s annual performance evaluation. The amount of each participant’s payment will be based both on the level of AOCF achieved as well as the extent to which such participant achieved his or her personal or departmental objectives. For personal achievement, the Company uses criteria relevant to each respective executive’s area of responsibility or influence. The specific performance goals for each executive have not been finalized as of the date of this proxy statement.

The Compensation Committee also reserves the right to award additional amounts for performance which exceeds the established targets. The Compensation Committee believes that performance against the 2010 AOCF target represents a significant improvement over the prior year, and therefore, achieving target performance on each of these objectives would be a reasonably difficult performance hurdle.

The plan is subject to equitable adjustment by the Compensation Committee should transactions or events approved by the Board of Directors materially alter the Company’s AOCF result as compared to the AOCF targets originally contemplated in the 2010 operating plan.

Long-Term Incentives

Generally, the Compensation Committee makes the award of long-term incentives at the beginning of each year, and generally has determined the size of the grant based on its value as a targeted percentage of the executive’s base salary. The type of awards (stock options, time-based restricted stock or performance-based restricted stock) varies from time to time based on factors considered relevant by the Compensation Committee, including, without limitation, factors such as the predictability of financial performance, the impact of the awards on the Company’s financial statements, and grant practices of similar companies. In 2009, the Compensation Committee retained the services of Farient Advisors to advise the Compensation Committee on long-term incentive compensation. Based on the advice received, in January 2009, the Company issued stock options to the Named Executive Officers other than the Chief Executive Officer. In light of the fact that there were insufficient shares available in the 2003 option plan to grant options to all recipients in 2009, the Chief Executive Officer did not receive an option grant in January 2009, but was awarded an option grant in June 2009 following the approval by the stockholders of an increase in the number of shares available for grant under the 2003 Stock Option and Incentive Plan. The Chief Executive Officer and the Named Executive Officers each received a grant of stock options in January 2010. However, given the decrease in the Company’s stock price, the amounts of each grant were based on the relative size of the grants in previous years and the number of shares available for issuance under the Plan rather than on a targeted percentage of the executive’s base salary. The amount of stock options awarded to each of the Named Executive Officers in 2009 and 2010 is as follows:

Name	Options Granted in 2009		Options Granted in 2010

Scott C. Petersen, CEO(5)	75,000	(1)	90,000	(2)
Gary H. Ritondaro, CFO(6)	12,500	(3)	-0-	(4)
David M. Bankers(7)	7,500	(3)	15,000	(2)
Derek S. White(8)	25,000	(3)	30,000	(2)
Scott E. Young(9)	10,000	(3)	30,000	(2)

(1)	Mr. Petersen’s 2009 options were awarded on June 19, 2009 based on a closing stock price of $4.54.

(2)	All 2010 option grants were made based on the closing stock price of $5.40 on January 4, 2010.

(3)	With the exception of the grant to Mr. Petersen referenced in footnote 1 above, all 2009 stock option grants were based on the closing stock price of $.70 on January 2, 2009.

(4)	As Mr. Ritondaro previously announced his intention to retire from the Company as of July 31, 2010, he did not receive a 2010 option grant.

(5)	Mr. Petersen did not receive an option grant in January, 2009 because there were an insufficient number of shares available for issuance pursuant to the Company’s 2003 Stock Option and Incentive Plan. The amount of shares available for issuance was increased at the time of the Company’s annual meeting on May 13, 2009, and the Compensation Committee awarded Mr. Petersen 75,000 shares based on the closing stock price on June 19, 2009, the same number of options Mr. Petersen was awarded in 2008. The grant of 90,000 option shares in January 2009 reflected the level recommended by Farient Advisors in its report to the Compensation Committee in February 2009 and was intended in part to recognize Mr. Petersen’s efforts in leading the Company through difficult economic times, and in part to enable him to share in any appreciation in the Company’s value as a result of initiatives developed and put into motion under his leadership.

(6)	Mr. Ritondaro’s 2009 grant level reflected the Compensation Committee’s judgment as to his performance as CFO and his level of responsibility relative to other senior executives of the Company. No options were awarded to Mr. Ritondaro in 2010 as he has announced his intention to step down from his position as CFO in 2010.

(7)	Mr. Bankers’ 2009 and 2010 grant levels reflected the Compensation Committee’s judgment as to his performance as SVP Product & Technology Development, and his level of responsibility relative to other senior executives of the Company, namely that he was in charge of the Company’s technology development efforts. Additionally, Mr. Bankers’ 2010 grant level was within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

(8)	Mr. White’s 2009 grant was based on the Compensation Committee judgment as to his performance and level of responsibility relative to other senior executives of the Company. His 2010 grants were based on the same criteria, in particular that he was the executive in charge of the Company’s subsidiary, The Hotel Network, Inc., and responsible for the development of this business unit. Additionally, the grant level was within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

(9)	Mr. Young’s 2009 option grant level reflected the fact that Mr. Young received a supplemental grant of 50,000 options upon his promotion to the position of President of the Hospitality division in August of 2008. His option grant in 2010 was based on the Compensation Committee judgment as to his performance and level of responsibility relative to other senior executives of the Company, in particular that he was the executive in charge of the Company’s Hospitality Division, the Company’s main business unit. Additionally, the grant level was within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

Stock options generally have a term of ten years and vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. The time-based restricted stock grants vest over four years, 50% at the end of the third year and 50% at the end of the fourth year and are intended to encourage employee retention. In 2006, the Company issued performance-based restricted stock which vested if certain economic targets were reached. These targets were subsequently equitably adjusted in August 2008 in light of the significant changes to the Company as a result of the acquisition and integration of On Command and StayOnline, the renegotiation of the Company’s credit agreement and the tender for its 9.5% Notes, and related factors. The revised target, achieving adjusted net cash flow per share in excess of $12.04 over the three years of the performance period, was achieved; as a result, the restrictions on the performance-based restricted stock lapsed as of January 1, 2009, and the performance-based shares were distributed to the recipients in March 2009 following the completion of the audit for the fiscal year ended December 31, 2008.

Other Supplemental Benefits

In addition to the above compensation elements, the Named Executive Officers receive additional executive benefits as described below.

•	The Named Executive Officers receive a cash stipend for the individual purchase of any additional supplemental benefits or perquisites they may elect to purchase.

•	The Named Executive Officers receive reimbursement for individual family insurance coverage based on the cost of certain specified group health, life, dental and vision insurance coverage available to the employees of the Company.

The value of each of these supplemental executive benefits is reflected as “Other Compensation” in the Summary Compensation Table below.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers in order to provide the Company with stability in its leadership and to ensure a long-term commitment by its leaders, which are described in more detail below.

Severance Upon Change-In-Control (CIC)

The CIC protection is intended to give the Named Executive Officers reasonable assurance of a long-term employment opportunity, to enable them to have a balanced perspective in making overall business decisions, and to be competitive within overall market practices. These provisions provide for specified payments and other benefits if the officer’s employment is terminated by the Company or its successor during the period beginning six months prior to the effective date of a CIC of the Company and ending 24 months after a change in control. CIC payments are not made if the termination is for cause, mandatory retirement, disability or death. CIC payments may also be required if the officer leaves for good reason because of significant changes in the officer’s circumstances following the change in control.

If a severance payment following a CIC is required, the officer receives:

•	In the case of the Named Executive Officers, two and one-half times the highest rate of the officer’s annual base salary in effect prior to the change in control;

•	The CEO (but not the other Named Executive Officers) also receives two and one-half times his target annual bonus for the bonus plan year in which the termination occurs;

•	Named Executive Officers other than the CEO receive any unpaid target annual bonus prorated for the number of days in the year up to the termination;

•	Health care benefits and group term life insurance for up to 18 months; and

•	Full tax gross-up if any payments received by executive following a change in control will be subject to the excise tax imposed by Section 4999 or Section 409A of the Internal Revenue Code.

In addition, the agreements related to CIC provide that in the event of a change in control of the Company, all outstanding stock options held by the officer become immediately exercisable, and continue to be exercisable for the lesser of (a) the remaining term of the option or (b) for four years following the date of termination. Any time-based or performance-based restricted stock units fully vest.

Severance Upon Termination Other than Following a Change in Control

Each of the Named Executive Officers is eligible to receive severance benefits upon termination in situations other than following a change in control as well, unless the termination is for cause, is because of the death or disability of the executive, or the executive quits voluntarily. The severance payments for termination by the Company without cause or an election by the Company not to allow the automatic renewal of the employment agreement include:

•	For the CEO, two times the annual base salary and bonus;

•	For Messrs. Bankers and Ritondaro, base salary increased by twenty percent to compensate for lost benefits (the “Adjusted Base Salary”) for a period of twenty four months;

•	For Mr. Young, Adjusted Base Salary for a period of eighteen months.

•	For Mr. White, Adjusted Base Salary for a period of twelve months.

In addition, for termination by the Company without cause, or upon death or disability:

•	For the CEO, a pro rata portion of the greater of the preceding year’s bonus or the bonus that would have been earned for the current year under any bonus program in which the CEO is participating at the time.

•	For the Senior Vice Presidents, a pro rata portion of the target bonus that would have been earned for the current year under any bonus program in which the Senior Vice President is participating at the time.

Because the Company did not establish a bonus plan for 2009 and no payouts were made pursuant to the 2008 bonus plan, none of the Named Executive Officers would have received a pro rata bonus as part of a severance payment in 2009.

The following table sets forth the maximum amounts that would have been received by each of the Named Executive Officers had their employment been terminated without cause as of December 31, 2009:

	Maximum Amount Payable	Maximum Amount Payable
	in the Event of	in the Event of
	Termination — No Change	Termination With
	of Control	Change of Control
Name	($)	($)

Scott C. Petersen, CEO	1,170,000	1,462,500
Gary H. Ritondaro, CFO	889,920	927,000
David M. Bankers	672,000	700,000
Derek S. White	390,000	650,000
Scott E. Young	675,000	937,500

SUPPLEMENTARY COMPENSATION POLICIES

Stock Ownership Requirements

In January 2005, the Company adopted stock ownership guidelines for the Company’s Chief Executive Officer and the other executive officers. Under the guidelines, each executive is expected to acquire over five years, if not before, from the date of implementation of the guidelines or the commencement of employment with the Company, common stock of the Company with a value equal to a specified multiple of the executive’s base salary. For the Chief Executive Officer, the multiple is 5 times and for Senior Vice Presidents the multiple is 1.5 times. In light of the decreases in the Company’s stock price due to general economic conditions, as of December 31, 2009, none of the executive officers met these guidelines.

Other Factors Affecting Compensation

In establishing total compensation for the CEO and the other Named Executive Officers, the Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Vikki Pachera, Chair
Marty Abbott
John E. Haire

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has ever served as an officer of the Company. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Petersen, Chairman of the Board and Chief Executive Officer. No member of the Compensation Committee is a director or member of the compensation committee of any other public company. No executive officer serves as a director of another entity or serves on the compensation committee of another entity whose executive officers or directors serve on the Board of Directors of the Company or as a member of the Compensation Committee

Executive Compensation

The following table sets forth certain information regarding the compensation of the Named Executive Officers of the Company:

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified	All
						Non-Equity	Deferred	Other
						Incentive Plan	Compensation	Compensation
Name and Principal		Salary	Bonus			Compensation	Earnings	($)	Total
Position	Year	($)	($)			($)(3)	($)	(4)	($)
(a)	(b)	(c)	(d)	Stock	Option	(g)	(h)	(i)	(j)

Scott C. Petersen	2009	585,000	—		249,750	—	—	75,756	910,506
Chairman of the Board,	2008	585,000	—	113,540	534,750	—	—	53,256	1,286,546
President, Chief Executive Officer, PEO(5)	2007	462,500	—	106,680	655,600	291,290	—	50,339	1,566,409
Gary H. Ritondaro	2009	370,800	—		5,250	—	—	37,571	413,621
Senior Vice President,	2008	370,800	—			—	—	31,866	402,666
Finance, Information and Administration, PFO(6)	2007	360,000	—	60,960	163,900	126,400	—	30,652	741,912
David M. Bankers	2009	280,000	—		3,150	—	—	32,825	315,975
Senior Vice President,	2008	280,000	—	48,660	90,908	—	—	22,056	441,624
Product and Technology Development	2007	267,500	—	45,720	139,315	92,630	—	23,715	568,880
Derek S. White	2009	325,000	—		10,500	80,437 (7)	—	34,556	450,493
President, The Hotel Networks, Inc.	2008	268,750	—	82,800	109,800	—	—	20,218	481,568
Scott E. Young	2009	375,000	—		4,200	—	—	65,579	444,779
President, Hospitality	2008	345,385	—	81,100	260,425	—	—	44,204	731,114
Division and Chief Marketing Officer	2007	305,000	—	76,200	245,850	119,250		26,527	772,827

(1)	The amounts in this column represent the fair value on the grant date of grants of restricted stock in accordance with FASB ASC TOPIC 718. The detailed methodology for computing the amount of these expenses is set forth in Note 13 to the Company’s financial statements as of December 31, 2009, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the Year ended December 31, 2009, which was filed with the Securities Exchange Commission on March 12, 2010. There were no shares forfeited by the Named Executive Officers in 2009.

(2)	The amounts in this column represent the fair value on the grant date of stock options in accordance with FASB ASC TOPIC 718. The detailed methodology for computing the amount of these expenses is set forth in Note 13 to the Company’s financial statements as of December 31, 2009, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K, which was filed with the Securities Exchange Commission on March 12, 2010. With the exception of the surrender by Mr. Petersen of 90,000 stock options in December 2008 which is more fully described in Note 6 to the Outstanding Equity Awards at Fiscal Year End table, below, there were no options forfeited by the other Named Executive Officers in 2009.

(3)	The amounts in this column reflect payments received by the Named Executive Officers pursuant to the bonus plan described in detail in the Compensation Discussion and Analysis, above. All amounts for a given year were paid in the subsequent year following the completion of the Company’s audit of financial results for the preceding year. No amounts were deferred, and no amounts were paid in 2010 with respect to the year ended December 31, 2009.

(4)	The amounts in this column reflect cash payments received by the Named Executive Officers for the individual purchase of additional supplemental benefits or perquisites they may elect. The amounts in this column also reflect compensation in excess of the amounts reflected in each named executive officer’s employment agreement because a total of 27 pay periods occurred in 2009 as compared to other years, which normally contain 26 pay periods. The amount of the compensation for this additional pay period also varied based on the elections made each Named Executive Officer regarding the furlough implemented by the Company in March 2009. See the Base Salary section of the Compensation Discussion and Analysis section above for a further description of the furlough.

(5)	“PEO” refers to principal executive officer.

(6)	“PFO” refers to principal financial officer.

(7)	In accordance with the terms of his employment agreement, Mr. White received the sum of $80,437 in 2009, which sum relates to that portion of his annual bonus which was to be based on the performance of The Hotel Networks, Inc. in 2008, prorated for the eleven months he was employed by the Company in 2008.

The material terms of each of the named officer’s employment agreements, change in control agreements and related agreements are set forth in Employment Agreements, below.

The following table sets forth information regarding the Company’s incentive plan awards of restricted stock granted to the Named Executive Officers of the Company during 2009:

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Scott C. Petersen, PEO	06/19/2009	—	—	—	—	—	—	—	75,000	4.54	$249,750

Gary H. Ritondaro, PFO	01/02/2009	—	—	—	—	—	—	—	12,500	.70	$5,250

David M. Bankers	01/02/2009	—	—	—	—	—	—	—	7,500	.70	$3,150

Scott E. Young	01/02/2009	—	—	—	—	—	—	—	10,000	.70	$4,200

Derek S. White	01/02/2009	—	—	—	—	—	—	—	25,000	.70	$10,500

(1)	No equity incentive plan awards are based on the satisfaction of conditions, except that the options set forth in Column (j) are subject to a four year vesting schedule

(2)	The awards consist of time-based restricted stock and vest one half on the third anniversary of the grant and one half on the fourth anniversary of the grant.

(3)	Stock options vest in four equal installments on the first, second, third and fourth anniversary of the date of the grant.

Employment Agreements

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Petersen to serve as the Company’s Chairman of the Board, President and Chief Executive Officer, which was amended and restated in January, 2008. Mr. Petersen’s Employment Agreement currently continues until December 31, 2010 and provides that such date shall be automatically extended for an additional year (resulting in a rolling two year term) unless either the Company or Mr. Petersen provides proper notice that such party does not wish to extend. Mr. Petersen’s base salary for 2009 was $585,000 and he did not receive an annual performance bonus with respect to 2008 or 2009. In addition, Mr. Petersen is entitled to participate in various Company benefit plans.

Mr. Petersen’s employment may be terminated prior to the expiration of the term of the agreement (i) upon Mr. Petersen’s death or disability or (ii) by the Company at any time upon proper notice, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the greater of the preceding year’s bonus or the bonus that would have been earned for the current year under any bonus program in which Mr. Petersen may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause or an election by the Company not to allow the Employment Agreement to automatically extend, the Company will pay Mr. Petersen an additional severance payment equal to two times Mr. Petersen’s annual base salary and bonus, unless such termination is by the Company or by Mr. Petersen for good reason within 24 months of a change of control involving the Company, in which case the Company will pay Mr. Petersen two and one-half times his annual base salary and bonus. Mr. Petersen’s amended and restated employment agreement replaces and supersedes the employment agreement previously entered into by Mr. Petersen with the Company. The Employment Agreement contains a covenant by Mr. Petersen not to compete with the Company, or to work for a competing business, for two years following the termination of his employment.

The Named Executive Officers of the Company other than the CEO have employment agreements with the Company that expire on December 31, 2009, but which automatically renew for additional terms of one year unless notice of termination is given prior to November 1, 2009. The employment of each of the Named Executive Officer may be terminated prior to the expiration of the term of the agreement (i) automatically upon death or disability or (ii) by the Company at any time, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the target bonus for the then current year under any bonus program in which such executive may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause, including an election by the Company not to allow the agreement to automatically extend, the Company will pay the executive an additional severance payment for a defined period at a monthly rate equal to the executive’s monthly base salary increased by twenty percent. The length of the period during which the Company is obligated to make such severance period varies from twenty four months in the case of Messrs. Bankers and Ritondaro, to eighteen months in the case of Mr. Young, and to twelve months in the case of Mr. White. The employment agreements contain additional provisions which are applicable in the event of a termination after a change in control involving the Company, the terms of which are described in more detail below. The employment agreements contain a covenant by each of the executives not to compete with the Company, or to work for a competing business, for a period of time ranging from twelve months for Mr. White and six months in the case of Messrs. Bankers, Ritondaro and Young.

The employment agreements of the Named Executive Officers of the Company other than the CEO also provide for the payment of certain compensation and other benefits in the event of a covered termination of the executive’s employment within six months prior to and two years following a “change in control” involving the Company. No compensation is payable to any executive under these provisions unless (i) there has been a change in control and (ii) the executive’s employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A “change in control” is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company’s outstanding capital stock having the right to vote in the election of directors; (ii) a majority of the members of the Board of Directors shall not for any reason be the individuals who at the beginning of such period constitute the Board of Directors or persons nominated by such members; (iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company’s operating cash flow), excluding a business combination or transaction in which: (a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; or (b) no person or group becomes the beneficial owner of 30% or more of the Company’s voting stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested and exercisable for a period of four years following the date of termination, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for up to 18 months. The change of control provisions terminate two years from the date of a change in control of the Company if there has not been a covered termination.

The following table sets forth information regarding the total amount of stock options and restricted stock grants held by each of the Named Executive Officers as of December 31, 2009:

Remainder of page intentionally blank

Outstanding Equity Awards At Fiscal Year-End

							Stock Awards
											Equity
											Incentive
											Plan Awards:
	Option Awards									Equity	Market or
				Equity						Incentive	Payout
				Incentive						Plan Awards:	Value or
				Plan Awards:					Market	Number of	Unearned
	Number of		Number of	Number of			Number of		Value of	Unearned	Shares,
	Securities		Securities	Securities			Shares or		Shares or	Shares, Units	Units or
	Underlying		Underlying	Underlying			Units of		Units of	or Other	Other
	Unexercised		Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options		Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)		(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Scott C. Petersen, PEO	50,000		—	—	23.50	02/16/2010	13,750	(1)	76,038	—	—
	60,000		—	—	15.84	12/19/2010
	80,000		—	—	16.50	12/16/2011
	57,500		—	—	10.19	12/17/2012
	—	(6)	—	—	18.41	01/08/2014
	—	(6)	—	—	17.59	01/02/2015
	10,000		20,000	—	30.48	04/01/2017
	18,750		56,250	—	16.22	01/03/2018
	—		75,000	—	4.54	06/18/2019
Gary H. Ritondaro, PFO	15,000		—	—	18.41	01/08/2014	4,000	(2)	22,120	—	—
	15,000		—	—	17.59	01/02/2015
	5,000		5,000	—	30.48	04/01/2017
	—		12,500	—	0.70	01/01/2019
David M. Bankers	15,000		—	—	18.41	01/08/2014	6,000	(3)	33,180	—	—
	15,000		—	—	17.59	01/02/2015
	4,250		4,250	—	30.48	04/01/2017
	3,187		9,563	—	16.22	01/03/2018
	—		7,500	—	0.70	01/01.2019
Scott E. Young	7,500		7.500	—	30.48	04/01/2017	9,375	(4)	51,844	—	—
	5,625		16,875	—	16.22	01/03/2018
	10,000		40,000	—	4.01	08/26/2018
	—		10,000	—	0.70	01/01/2019
Derek S. White	3,750		11,250	—	16.56	02/18/2018	5,000	(5)	27,650	—	—
	—		25,000	—	0.70	01/01/2019

(1)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 3,250, 3,500, and 7,000 units that were granted on 01/09/06, 04/02/07, and 01/04/08 respectively.

(2)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 2,000 and 2,000 units that were granted on 01/09/06 and 04/02/07 respectively.

(3)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 1,500, 1,500, and 3,000 units that were granted on 01/09/06, 04/02/07, and 01/04/08 respectively.

(4)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 1,875, 2,500 and 5,000 units granted on 08/15/06, 04/02/07, and 01/04/08, respectively.

(5)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 5,000 units granted on 02/19/2008.

(6)	On December 18, 2008, Mr. Petersen surrendered a total of 90,000 options to the Company without consideration. These options, which consisted of 35,000 shares granted on January 9, 2004 at an option exercise price of $18.41, 45,000 shares granted on January 5, 2005 at an option exercise price of $17.59 and

10,000 shares granted on April 2, 2007 at an exercise price of $30.48 were restored to the Plan. Mr. Petersen received no shares or other consideration in connection with the surrender.

The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the year ended December 31, 2009:

Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Scott C. Petersen PEO(1)	—	—	31,250	31,908
Gary H. Ritondaro PFO	—	—	12,250	12,515
David M. Bankers	—	—	11,250	11,490
Scott E. Young	—	—	11,225	20,956
Derek S. White	—	—	—	—

(1)	As described in Note 6 above, Mr. Petersen also surrendered options to acquire 90,000 shares of stock to the Company without consideration.

The Company does not maintain a pension plan or nonqualified deferred compensation plans for its executive officers.

For disclosure of potential payments upon termination or change in control, see discussion at Severance Upon Change in Control and Severance Upon Termination Other than Following a Change in Control in the Compensation Discussion and Analysis, above.

AUDIT COMMITTEE

In 2009, the Audit Committee of the Board of Directors consisted of Mr. Shlecter, as Chair, and Messrs. Bradbury, Leyendecker, and Kirby. Each member of the Audit Committee is “independent” as determined by the Board and in accordance with the NASDAQ listing requirements and is “financially literate” as that qualification is determined by the Board. In addition, in 2009, the Board of Directors approved the designation of Audit Committee member R. Douglas Bradbury as the Audit Committee’s “financial expert” in accordance with SEC rules.

The Audit Committee acts under an Audit Committee Charter which is reviewed annually by the Audit Committee. The Audit Committee Charter is used by the Audit Committee to guide its activities. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010 and recommended that such selection be presented to the Company’s stockholders for ratification at the Meeting.

The Audit Committee Charter provides that the Audit Committee shall approve in advance any non-audit services. Accordingly, the Company’s independent registered public accounting firm submits to the Audit Committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services. The Audit Committee or its delegate considers such proposals on an as-needed basis. During 2009, all such non-audit services were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board with its responsibility for overseeing the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements regarding financial reporting; the qualifications, independence, and performance of the Company’s independent registered public accounting firm; the preparation of the reports that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement; and other duties as directed by the Board or as required by the Securities and Exchange Commission, the Public Company Accounting Oversight Board or NASDAQ. As part of its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009 and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the reviews and discussions referred to above, the Audit Committee approved and recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Commission.

THE AUDIT COMMITTEE

Scott H. Shlecter, Chair
R. Douglas Bradbury
J Scott Kirby
R. F. Leyendecker

AUDIT AND NON-AUDIT FEES

The fees billed by PricewaterhouseCoopers LLP for 2009, by category, were as follows:

Audit fees(1)	$593,800
Audit related fees(2)	$133,300
Tax fees	$26,500
All other fees

The fees billed by PricewaterhouseCoopers LLP for 2008, by category, were as follows:

Audit fees(3)	$587,100
Audit related fees(4)	$102,000
Tax fees	-0-
All other fees	-0-

(1)	2009 Audit fees consist of services rendered for the integrated audit of the annual financial statements and the Company’s internal control over financial reporting, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide. 2009 fees listed above include out-of-pocket expenses and taxes of $63,800.

(2)	Audit-related fees consist of $133,300 for accounting consultation fees related to our preferred stock offering and for fees associated with the Form 11-K, Annual Report of LodgeNet Interactive Corporation 401(k) Plan.

(3)	2008 Audit fees consist of services rendered for the integrated audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide. 2008 fees listed above include out-of-pocket expenses and taxes of $57,100.

(4)	Audit-related fees consist of $72,000 for accounting fees related to the acquisition of On Command, $7,000 related to our 2003 Stock Option and Incentive Plan and associated Form S-8 and $23,000 for fees associated with the Form 11-K, Annual Report of LodgeNet Interactive Corporation 401(k) Plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

None of the directors or executive officers of the Company or any subsidiary thereof, or any security holder who is the beneficial owner of more than five percent of our common stock, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $120,000. The Company did not make any loans to executive officers in 2009, and no loans currently exist to such officers. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year. Related party transactions are subject to the restrictions set forth in the Company’s Code of Business Conduct and Ethics.

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company’s cumulative total stockholder return on its common stock with (i) the cumulative total return of the NASDAQ Market Index and (ii) the cumulative total return of all companies (the “Peer Group”) with the same four-digit standard industrial code (SIC) as the Company (SIC Code 4841 — Cable and Other Pay Television Services) over the period from January 1, 2004 through December 31, 2009. The graph assumes an initial investment of $100 in each of the Company, the NASDAQ Market Index and the Peer Group and reinvestment of dividends. The Company did not declare or pay any dividends in 2009. The graph is not necessarily indicative of future price performance. This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG LODGENET INTERACTIVE
CORP., NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JAN. 01, 2005
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2009

*	Source: Media General Financial Services, Inc.

Item 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Company is PricewaterhouseCoopers LLP, 225 South Sixth Street, Suite 1400, Minneapolis, MN 55402. PricewaterhouseCoopers LLP has performed auditing services for the Company since its appointment on May 31, 2002, which services have consisted of the annual audit and quarterly reviews of the consolidated financial statements of the Company and assistance and consultation in connection with filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2009 were furnished at customary rates and terms.

It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, and will have an opportunity to make a statement and be available to respond to appropriate questions regarding the Company’s consolidated financial statements.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock represented and voting at the Meeting will be required for ratification of the appointment. In the event ratification does not pass, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

ANNUAL REPORT

The Company’s Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available on the Internet at http://proxyvote.com. Alternatively, a physical copy of our Form 10-K, this proxy statement, and the Company’s Notice of Internet Availability of Proxy Materials are available from the Company or through the website referenced above. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

PROPOSALS OF STOCKHOLDERS

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2011 Annual Meeting of Stockholders will be held on or about May 11, 2011. Proposals of stockholders intended to be included in the proxy materials for the 2011 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, during the period which begins on February 11, 2011 and ends on March 13, 2011, in a form that complies with the Company’s Bylaws and applicable requirements.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the annual report, proxy statement, and Notice of Internet Availability of Proxy Materials, as applicable, with respect to two or more shareholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, or, if you are presently receiving multiple copies of proxy materials and would like to request delivery of a single copy, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify the Company by sending a written request to LodgeNet Interactive Corporation at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 Attention: Corporate Secretary or by calling the Company at (605) 988-1000.

OTHER BUSINESS

At the time this Proxy Statement was finalized, the Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

DATED: March 31, 2010

By Order of the Board of Directors,

James G. Naro, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M23023-P92204

LODGENET INTERACTIVE CORPORATION
Annual Meeting of Shareholders
May 12, 2010 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Mr. Scott C. Petersen and Mr. Gary H. Ritondaro, and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of LodgeNet Interactive Corporation (the “Company”) to be held at the Company’s Corporate Offices, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 12, 2010 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.
This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of J. Scott Kirby, Scott C. Peterson and Scott H. Shlecter, and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending the Annual Meeting and electing to vote in person.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
(Continued and to be signed on reverse side)

LODGENET INTERACTIVE CORPORATION
3900 W. INNOVATION STREET
SIOUX FALLS, SD 57107-7002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M23022-P92204	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

LODGENET INTERACTIVE CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all nominees listed and FOR proposal 2.

1.	Election of Directors		0	0	0

Nominees:

	01)	J. Scott Kirby
	02)	Scott C. Petersen
	03)	Scott H. Shlecter

Vote on Proposal:	For	Against	Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	0	0	0

NOTE: Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date